Exhibit 23.8

CONSENT OF EXPERT

In connection with the Registration Statement on Forms F-10/S-4 and any amendment thereto (the “Registration Statement”) of the registrants, I, Nicos Pfeiffer, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to Kinross Gold Corporation’s mineral properties contained in or incorporated by reference on the Registration Statement.

Date: March 12, 2024	By:	/s/ Nicos Pfeiffer
Nicos Pfeiffer